Exhibit 99.1
NEWS RELEASE

1653 East Maple Road	• Troy, MI 48083	CONTACT: Mary Ann Victor,
Phone: (248) 689-3050	• Fax: (248) 689-4272	Vice President and Chief Administrative Officer
www.somanetics.com		Extension 5803 or
William M. Iacona, CFO, Extension 5819
FOR IMMEDIATE RELEASE
SOMANETICS ANNOUNCES SHARE REPURCHASE PROGRAM
TROY, Mich.— April 3, 2008 — Somanetics Corporation (Nasdaq: SMTS) announced today that its Board of Directors has authorized the Company to repurchase up to $15 million of its common shares. Purchases may be made from time to time in the open market or in privately negotiated transactions. The prices, timing and amount of, and purposes for, any purchases will be determined by the Company’s executive officers. The Company had 13,634,186 common shares outstanding as of April 2, 2008.
The Company expects to fund its repurchase program with existing cash and cash equivalents on hand.
About Somanetics
Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter System, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain and elsewhere in the body, in somatic, or skeletal muscle, tissue in patients with or at risk for restricted blood flow. Surgeons, anesthesiologists, intensive care nurses and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify cerebral or somatic oxygen imbalances and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Covidien markets INVOS System products in Europe, Canada, the Middle East and South Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit www.somanetics.com.
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